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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



                               September 5, 2001
                Date of report (Date of earliest event reported)



                               G & L REALTY CORP.
                               -----------------
               (Exact name of registrant as specified in charter)

         Maryland                      1-12566               95-4449388
--------------------------------  ----------------  ----------------------------
 (State or Other Jurisdiction of  (Commission File  (IRS Employer Identification
       Incorporation                   Number                   No.)

             439 N. Bedford Drive, Beverly Hills, California  90210
             ------------------------------------------------------
              (Address of principal executive offices)  (Zip code)

       Registrant's telephone number including area code:  (310) 273-9930


                                Not applicable.
                                ---------------
         (Former name or former address, if changed since last report)
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Item 5. Other Events.

On June 6, 2001, G&L Realty Corp. (the "Company") reported that Lyle Weisman and certain of his associates (the "Weisman Group") had delivered to the special committee of the board of directors a proposal to acquire, at the election of the Company, either (i) all of the issued and outstanding common stock of the Company for $15.00 per share or (ii) all of the assets of the Company (the "Weisman Proposal").

On June 25, 2001, the Company reported that the Weisman Group had delivered to the special committee a first amendment to the Weisman Proposal in which it increased the price per share of common stock of the Company to $15.25 per share and deleted the reference to purchasing the Company's assets.

On July 10, 2001, the Company reported that the Weisman Group had delivered to the special committee a second amendment to the Weisman Proposal that: (i) increased the price per share of common stock of the Company, if the Weisman Group acquires 100% of such common stock, to $16.00 per share, subject to satisfactory completion of customary corporate and legal due diligence, and with a statement that the price per share would not be adjusted to less than $15.25 per share if the Weisman Group elected to continue with the transaction; and
(ii) offered to purchase, at the Company's election, less than all, but not less than 50.1% of the Company's common stock on a fully diluted basis, at a price of $15.25 per share, without a contingency for due diligence.

On July 19, 2001, the Company announced that the special committee had responded in a letter addressed to the Weisman Group that it would be prepared to support a proposal by the Weisman Group to acquire the Company in which: (i) all common stockholders (other than the Weisman Group) received a price of not less than $16.00 per share; (ii) there would be no contingencies for due diligence or financing; (iii) the Weisman Group would make a nonrefundable payment of $2.5 million to the Company; and (iv) other requirements set forth in the response were met.

On July 31, 2001, the Company announced that the special committee had received a further amendment (the "Third Amendment") to the Weisman Proposal that: (i) reaffirmed the Weisman Group's desire to acquire all, but not less than 50.1%, of the Company's common stock; (ii) increased the proposed cash purchase price per share to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence; (iii) conditioned the amended proposal on the negotiation and execution of a definitive acquisition agreement and the termination of the agreement and plan of merger dated as of May 10, 2001 between the Company and a company owned by Daniel M. Gottlieb and Steven D. Lebowitz (the "Merger Agreement"); and (iv) offered to deliver a deposit of $750,000 to counsel for the special committee if the Company accepted the amended proposal, and to increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement, provided that the deposit would be refunded if the transaction were unable to close prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group.
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On August 17, 2001, the special committee advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Third Amendment to the Weisman Proposal. The special committee stated that the Third Amendment did not address its previously expressed concerns that the proposed transaction could not be consummated because Messrs. Gottlieb and Lebowitz and other stockholders would not support it, and that the proposal did not provide for reimbursement of the Company for losses it would incur in the event of a failed transaction.

On August 21, 2001, the special committee received a further amendment (the "Fourth Amendment") to the Weisman Proposal to acquire all, but not less than 50.1%, of the Company's common stock. The Fourth Amendment: (i) offered to deliver a deposit of $750,000 (the "Initial Deposit") to counsel for the special committee, which would be credited towards the purchase price of the Company's common stock, (ii) provided for, no later than three business days following execution of a definitive agreement between the Company and the Weisman Group (the "Acquisition Agreement"), an increase to the Initial Deposit by $1,750,000 for a total of $2,500,000 to be credited towards the purchase price of the Company's common stock (such deposit, together with the Initial Deposit, the "Good Faith Deposit") and (iii) provided that the Good Faith Deposit would become non-refundable to the Weisman Group and be paid to the Company should no transaction whereby holders of the common stock of the Company receive aggregate consideration of $12.00 or more for each share of the Company's common stock they own (regardless of the originator of such transaction) close within 12 calendar months from the date of execution of the Acquisition Agreement.

On September 5, 2001, the Company announced that the special committee had advised the Weisman Group that it was unable to recommend to the full board of directors that it proceed with the transaction outlined in the Weisman Group's latest proposal made August 21, 2001. The special committee stated that it had concluded that there was no reasonable possibility that the Weisman Group could complete the acquisition of at least 50.1% of the outstanding common stock of the Company as contemplated by the proposal.

Special Committee Receives Fifth Amendment to Weisman Proposal
--------------------------------------------------------------

On September 5, 2001, the special committee received a further amendment (the "Fifth Amendment") to the Weisman Proposal that: (i) increased the proposed cash purchase price per share to $15.50 per share without a due diligence contingency, or $16.50 per share with a due diligence contingency, (ii) reduced the minimum required threshold for the Weisman Group's proposal to acquire the Company's common stock to 45.0% (inclusive of the shares of common stock owned by the Weisman Group); and (iii) provided that the Company would promptly, upon completion of a transaction with the Weisman Group, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading. The Fifth Amendment states
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that the Fifth Amendment expires at 7:00 p.m. on Wednesday, September 12, 2001.
The text of the Fifth Amendment is included in this Current Report on Form 8-K as Exhibit 99.1.

Execution of the Acquisition Agreement as contemplated by the Fifth Amendment would require termination of the Merger Agreement with the company owned by Messrs. Gottlieb and Lebowitz, and payment of the termination fee and reasonable expenses of Messrs. Gottlieb and Lebowitz in accordance with the Merger Agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit   Description
No.

99.1 Letter dated September 5, 2001 from the Weisman Group to the special committee amending their proposal to acquire the common stock of the Company.


SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          G & L REALTY CORP.

                                          By:  /s/ David E. Hamer
                                               ------------------
                                               David E. Hamer
                                               Chief Accounting Officer


DATED:   September 6, 2001